Exhibit 10.54

ADVANCED CELL TECHNOLOGY, INC.

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made effective as of 2-3-99 (the “Effective Date”), by and between ADVANCED CELL TECHNOLOGY, INC. (“ACT”), a Delaware corporation, and ROBERT LANZA, M.D., a                        corporation located at                                                        (the “Receiving Party”), to assure the protection and preservation of the confidential and/or proprietary information to be disclosed or made available by ACT to the Receiving Party in connection with the negotiations or discussions further described in Exhibit A attached hereto (the “Purpose”).

In reliance upon and in consideration of the following undertakings, the parties agree as follows:

1.                                       Subject to the exceptions set forth in Paragraph 2, all information disclosed by ACT to the Receiving Party, whether disclosed orally or in written, graphic or electronic form, shall be “Confidential Information” of ACT. In particular, Confidential Information shall include, but not be limited to, ACT' business or technical information such as business plans and strategies, business operations and systems, marketing techniques and material pricing policies, information concerning employees, customers, licensees and/or vendors and any patent application, trade secret, invention, idea, procedure, formulation, process, formula, or data.

2.                                       The term “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, in the public domain; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; or (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure.

3.                                       The Receiving Party shall maintain all Confidential Information in trust and confidence and shall not publish, disseminate or otherwise disclose any Confidential Information to any third party without the written consent of ACT, except as provided below.  The Receiving Party may only disclose and disseminate Confidential Information to those officers, employees, or agents of the Receiving Party with a need to know, and only after such officers, employees, or agents have been advised of the confidential nature of such information and are bound by an obligation of confidentiality to the Receiving Party under terms substantially similar to the terms of this Agreement.  The Receiving Party further agrees that it shall not disclose the Confidential Information to any of its affiliates unless each such affiliate agrees in writing to be bound by the terms of this Agreement and names ACT as a third party beneficiary of such written agreement.

4.                                       Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be prohibited if such disclosure: (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the Receiving Party shall first have given notice to ACT and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; or (b) is otherwise required by law.

5.                                       The Receiving Party may use Confidential Information only to the extent required to accomplish the Purpose.  In particular, the Receiving Party shall not file any patent application containing any claim the subject matter of which contains, is based upon, or is derived from the

Confidential Information. The Receiving Party shall not use Confidential Information for any purpose or in any manner which would constitute a violation of any laws or regulations of the United States.  No rights or licenses to trademarks, copyrights, patents or any other proprietary rights of ACT are implied or granted under this Agreement.

6.                                       All Confidential Information (including all copies thereof) shall at all times remain the property of ACT and shall be returned to ACT upon request of ACT, and in any event, upon completion or termination of this Agreement.

7.                                       Unless earlier terminated as provided below, this Agreement shall continue in full force and effect for five (5) years from the Effective Date.  This Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party.  The provisions of Paragraphs 3, 4, 5, 6, 8 and 9 shall survive any such early termination of this Agreement for a period of five (5) years from the date of such termination.

8.                                       This Agreement shall be governed by the laws of the Commonwealth of Massachusetts as applied to agreements executed and performed entirely within the Commonwealth of Massachusetts by Massachusetts residents.  Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the Commonwealth of Massachusetts, and each party hereby consents to the jurisdiction and venue of such court.  If either party engages attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its fees expended in engaging such attorneys.

9.                                       The parties’ rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns.  The Receiving Party shall not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of ACT.

10.                                 If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

11.                                 This Agreement, together with Exhibit A attached hereto and incorporated herein, contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

12.                                 This Agreement has been prepared in the English language and the English language shall control its interpretation.

13.                                 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon the personal delivery, or three (3) days after the date of mailing when sent by certified or registered mail, postage prepaid, or upon the date such notice is transmitted by facsimile, provided that such transmission is subsequently confirmed by telephone.

AGREED TO:		AGREED TO:

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West	By:	/s/ Robert Lanza

Michael D. West, Ph.D.
(Print Name)

President & CEO		(Print Name)
(Title)		(Title)